Exhibit 5.3

CONSENT OF EXPERT

Date: January 25, 2023

Ladies and Gentlemen:

AMC Mining Consultants (Canada) Ltd. hereby consents to the use of and reference to its name, and the inclusion and incorporation by reference in the registration statement on Form F-10 of MAG Silver Corp. of the technical report entitled “Juanicipio NI 43-101 Technical Report (Amended and Restated)”, signing date January 19, 2018 with an effective date of October 21, 2017 (the “Technical Report”) and the information derived therefrom and all other references to the Technical Report included or incorporated by reference in the registration statement on Form F-10 of MAG Silver Corp.

AMC MINING CONSULTANTS (CANADA) LTD.

By:	/s/ John Morton Shannon
Name:	John Morton Shannon
Title:	General Manager